As filed with the Securities and Exchange Commission on July 2, 2018

Registration No. 333-148811

Registration No. 333-180482

Registration No. 333-218601

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-148811)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-180482)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-218601)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

A. H. Belo Corporation

(Exact Name of Registrant as Specified in its Charter)

Texas	38-3765318
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

P. O. Box 224866 Dallas, Texas	75222-4866
(Address of Principal Executive Offices)	(Zip Code)

A. H. Belo 2008 Incentive Compensation Plan

A. H. Belo 2017 Incentive Compensation Plan

(Full Title of the Plan)

CHRISTINE E. LARKIN

Senior Vice President/General Counsel and Secretary

A. H. Belo Corporation

P. O. Box 224866

Dallas, Texas 75222-4866

(Name and Address of Agent for Service)

(214) 977-8222

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

VAN M. JOLAS

Locke Lord LLP

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

(214) 740-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On June 29, 2018, A. H. Belo Corporation, a Delaware corporation (the “Predecessor Registrant”), merged with and into its wholly owned subsidiary, A. H. Belo Texas, Inc., a Texas corporation (the “Registrant”), pursuant to an Agreement and Plan of Merger dated as of April 23, 2018 (the “Reincorporation Merger Agreement”), between the Predecessor Registrant and the Registrant, with the Registrant as the surviving corporation (the “Reincorporation Merger”). At the effective time of the Reincorporation Merger (the “Effective Time”), the Registrant was renamed “A. H. Belo Corporation” and succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor Registrant immediately prior to the Reincorporation Merger all by operation of law. The Reincorporation Merger Agreement was adopted by the shareholders of the Predecessor Registrant at the annual meeting of the shareholders of the Predecessor Registrant held on June 6, 2018. Unless the context otherwise requires, the terms “A. H. Belo Corporation,” “we,” “our,” “the Company” and “us” refer to the Predecessor Registrant and its subsidiaries with respect to the period prior to the Effective Time and to the Registrant and its subsidiaries with respect to the period on and after the Effective Time.

At the Effective Time, pursuant to the Reincorporation Merger Agreement, each outstanding share of Series A common stock, par value $0.01 per share (“Predecessor Series A Common Stock”), of the Predecessor Registrant automatically converted into one share of Series A common stock, par value $0.01 per share, of the Registrant (“Registrant Series A Common Stock”).

At the Effective Time, pursuant to the Reincorporation Merger Agreement, each outstanding share of Series B common stock, par value $0.01 per share (“Predecessor Series B Common Stock”), of the Predecessor Registrant automatically converted into one share of Series B common stock, par value $0.01 per share, of the Registrant (“Registrant Series B Common Stock”).

Pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the shares of Series A Common Stock of the Registrant, as successor issuer, are deemed registered under Section 12(b) of the Exchange Act. Contemporaneously with the filing hereof, the Registrant is filing a Registration Statement on Form 8-A to register the shares of Registrant Series B Common Stock under Section 12(g) of the Exchange Act. Similar to the shares of Predecessor Series A Common Stock prior to the Reincorporation Merger, the shares of Registrant Series A Common Stock will trade on the New York Stock Exchange under the symbol “AHC”.

In addition, at the Effective Time, the Registrant assumed or succeeded to, by operation of law or otherwise, all of the Predecessor Registrant’s obligations under the following plans (collectively, the “Plans”):

•	A. H. Belo 2008 Incentive Compensation Plan (the “2008 Plan”); and

•	A. H. Belo 2017 Incentive Compensation Plan (the “2017 Plan”).

As of the Effective Time, all equity-based awards with respect to shares of Predecessor Series A Common Stock or Predecessor Series B Common Stock granted pursuant to the Plans were converted into corresponding equity-based awards with respect to the same number of shares of Registrant Series A Common Stock or Registrant Series B Common Stock, as applicable, in each case, in accordance with the terms of the applicable Plan and any related award agreement and subject to the same terms and conditions applicable to such awards as were in effect prior to the conversion.

These Post-Effective Amendments No. 1 (collectively, the “Post-Effective Amendments”) are being filed by the Registrant pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to the Predecessor Registrant following the Reincorporation Merger.

In accordance with Rule 414(d) under the Securities Act, the Registrant, as successor to the Predecessor Registrant pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the following Registration Statements on Form S-8 of the Predecessor Registrant (the “Adopted Registration Statements”) as its own for all purposes of the Securities Act and the Exchange Act:

I-1

i.	Registration File Nos. 333-148811 and 333-180482 (originally covering an aggregate of 8,000,000 shares of Predecessor Series A Common Stock and Predecessor Series B Common Stock and an additional aggregate of 8,000,000 shares of Predecessor Series A Common Stock and Predecessor Series B Common Stock, respectively, and, in each case, relating specifically to the 2008 Plan); and

ii.	Registration File Nos. 333-218601 (originally covering an aggregate of 8,000,000 shares of Predecessor Series A Common Stock and Predecessor Series B Common Stock in connection with the 2017 Plan).

Registration fees in connection with the Adopted Registration Statements were paid at the time of the filing of the applicable registration statement.

I-2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The documents set forth below filed by the Company are hereby incorporated by reference into each Adopted Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of these Post-Effective Amendments and prior to the filing of a post-effective amendment which indicates that all securities offered under the applicable Plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as such statement is so modified or superseded.

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission (the “Commission”) on March 16, 2018.

(2) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the Commission on May 2, 2018.

(3) The Company’s Current Reports on Form 8-K, filed with the Commission on March 2, 2018, March 2, 2018, March 16, 2018, March 20, 2018, April 18, 2018, April 23, 2018, May 2, 2018, May 17, 2018, June 6, 2018 and July 2, 2018.

(4) The description of the Registrant Series A Common Stock included under the caption “Description of Capital Stock” contained in Amendment No. 3 to the Company’s Registration Statement on Form 10 as declared effective by the Commission on January 22, 2008, as amended by Post-Effective Amendment No. 1 to the Company’s Form 10 filed with the Commission on January 31, 2008, as further amended by Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 2, 2018.

(5) The description of the Registrant Series B Common Stock included under the caption “Description of Capital Stock” contained in Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 2, 2018.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Members of the law firm of Locke Lord LLP, other than attorneys involved in the preparation of these Post-Effective Amendments to the Adopted Registration Statements, own or have an indirect interest in common stock of the Company, the fair market value of which exceeds $50,000.

Item 6.	Indemnification of Directors and Officers.

As permitted by the Texas Business Organizations Code, the Company’s Certificate of Formation contains a provision eliminating the monetary liability of a director for breach of fiduciary duty, subject to certain exceptions. The provision does not eliminate a director’s liability for (i) a breach of the director’s duty of loyalty to the Company or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or involves intentional misconduct or a knowing violation of law, (iii) a transaction from which the director derived an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Furthermore, the provision does not limit equitable remedies, such as an injunction or rescission for breach of a director’s fiduciary duty of care.

The Texas Business Organizations Code permits, and in some cases requires, a corporation to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

The Company’s Bylaws provide for indemnification of and advancement of expenses to directors, officers, employees, agents, and delegates to the fullest extent authorized or permitted by the Texas Business Organizations Code or other applicable law. The Bylaws also provide specific authorization for the Company to purchase and maintain officers’ and directors’ liability insurance.

The Company has in force an officers’ and directors’ liability insurance policy insuring, up to specified amounts and with specified exceptions, directors and officers and former directors and officers of the Company and its subsidiaries against liabilities. The effect of the policy is to indemnify such persons against losses incurred by them while acting in such capacities.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of April 23, 2018, by and between A. H. Belo Corporation and A. H. Belo Texas, Inc. (Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 23, 2018 (Securities and Exchange Commission File No. 001-33741) (the “April 2018 Form 8-K”))

4.1	Certificate of Formation of the Company (Exhibit 3.1 to the April 2018 Form 8-K)

4.2	Bylaws of the Company (Exhibit 3.2 to the April 2018 Form 8-K)

4.3	Description of Capital Stock (Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2018 (Securities and Exchange Commission File No. 001-33741) (the “July 2018 Form 8-K”))

4.4	Specimen Form of Certificate representing shares of Series A Common Stock (Exhibit 4.2 to the July 2018 Form 8-K)

4.5	Specimen Form of Certificate representing shares of Series B Common Stock (Exhibit 4.3 to the July 2018 Form 8-K)

4.6	A. H. Belo Corporation 2008 Incentive Compensation Plan (Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2008 (Securities and Exchange Commission File No. 001-33741))

(a)   First Amendment to A. H. Belo 2008 Incentive Compensation Plan effective July 23, 2008 (Exhibit 10.2(2)(a) to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2008 (Securities and Exchange Commission File No. 001-33741))

(b)   Form of A. H. Belo 2008 Incentive Compensation Plan Evidence of Grant (for Non-Employee Director Awards) (Exhibit 10.2(2)(b) to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2010 (Securities and Exchange Commission File No. 001-33741) (the “1st Quarter 2010 Form 10-Q”))

(c)   Form of A. H. Belo 2008 Incentive Compensation Plan Evidence of Grant (for Employee Awards) (Exhibit 10.2(2)(c) to the 1st Quarter 2010 Form 10-Q)

(d)   Form of A. H. Belo 2008 Incentive Compensation Plan Evidence of Grant (for Employee Awards) (Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2012 (Securities and Exchange Commission File No. 001-33741) (the “March 12, 2012 Form 8-K”))

(e)   Form of A. H. Belo Cash Long-Term Incentive Evidence of Grant (for Employee Awards) (Exhibit 10.2 to the March 12, 2012 Form 8-K)

4.7

A. H. Belo 2017 Incentive Compensation Plan (Exhibit I to the Company’s Schedule 14A Proxy Statement filed with the Securities and Exchange Commission on March 28, 2017) (Securities and Exchange Commission File No. 001-33741)

(a)   Form of A. H. Belo 2017 Incentive Compensation Plan Evidence of Grant (for Non-Employee Directors) (Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2017 (Securities and Exchange Commission File No. 001-33741) (the “May 12, 2017 Form 8-K”))

(b)   Form of A. H. Belo 2017 Incentive Compensation Plan Evidence of Grant (for Employee Awards) (Exhibit 10.2 to the May 12, 2017 Form 8-K)

(c)   First Amendment to the A. H. Belo Corporation 2017 Incentive Compensation Plan effective June 29, 2018 (Exhibit 10.1 to July 2018 Form 8-K)

5.1*	Opinion of Locke Lord LLP

23.1*	Consent of KPMG LLP

23.2*	Consent of Locke Lord LLP (included in opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (set forth on page II-4 hereof)

*	Filed herewith.

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Adopted Registration Statements:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Adopted Registration Statements (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Adopted Registration Statements;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Adopted Registration Statements or any material change to such information in the Adopted Registration Statements;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Adopted Registration Statements.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Adopted Registration Statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert W. Decherd, Katy Murray and Christine E. Larkin, each of them or any of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, in any and all capacities, any or all amendments (including post-effective amendments) to this registration statement now or hereafter filed by or on behalf of A. H. Belo Corporation (the “Company”) covering securities issued or issuable under or in connection with the A. H. Belo 2008 Incentive Compensation Plan (as now or hereafter amended) and the A. H. Belo 2017 Incentive Compensation Plan (as now or hereafter amended) and to file the same, with all exhibits thereto, and other documents required in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto said attorneys-in-fact and agents, and each of them or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them or any one of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 2nd day of July, 2018.

A. H. BELO CORPORATION

By:	/s/ Robert W. Decherd
Robert W. Decherd Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Robert W. Decherd Robert W. Decherd	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	July 2, 2018

/s/ John A. Beckert John A. Beckert	Director	July 2, 2018

/s/ Louis E. Caldera Louis E. Caldera	Director	July 2, 2018

/s/ Ronald D. McCray Ronald D. McCray	Director	July 2, 2018

/s/ Tyree B. Miller Tyree B. Miller	Director	July 2, 2018

/s/ James M. Moroney III James M. Moroney III	Director	July 2, 2018

/s/ John P. Puerner John P. Puerner	Director	July 2, 2018

/s/ Nicole G. Small Nicole G. Small	Director	July 2, 2018

/s/ Katy Murray Katy Murray	Senior Vice President/Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 2, 2018